Exhibit 10.4

AGREEMENT

WHEREAS, Port Partnership, LLP (“the Partnership”) and LMI FINISHING, INC. (“Lessee”) are parties to (i) that certain Lease Agreement dated  as of the 6th day of September, 2002 ( the “Existing Lease”) and (ii) that certain Lease Agreement dated May 2, 2006 ( the “2006 Lease Agreement”), and

WHEREAS, the Partnership and Lessee desire that Lessee enter into a Lease Agreement with Port Partnership-I, LLP, (“Lessor”) for the Lease of a Building on Land hereafter described,

NOW THEREFORE, the Partnership, Lessor and Lessee for good and valuable consideration do hereby agree:

1.           Lessor and Lessee shall contemporaneously herewith, execute the attached Lease Agreement.

2.           That the 2006 Lease Agreement shall terminate upon satisfaction of all the conditions precedent identified in Article II, paragraph 1. (a), (b) and (c) and Article II, paragraph 2 of the attached Lease and all rentals, security deposits and other sums paid to the Partnership by Lessee pursuant thereto shall be returned to Lessee within ten (10) days thereafter.

3.           That upon the Commencement Date of the attached Lease Agreement, the Existing Lease shall terminate and (i) Lessee shall be entitled to a refund of Rent paid under the Existing Lease, pro rata, for the period from said Commencement Date to the last day of the month in which said Commencement Date occurs and (ii) the security deposit paid by Lessee under the Existing Lease shall be returned to Lessee in accordance with the terms thereof.

4.           If the attached Lease Agreement terminates pursuant to the terms of Article II, paragraph 1.(d) or Article II, paragraph 2 thereof, the May 2, 2006 Lease Agreement shall continue in full force and effect and be modified as provided in Article II, paragraph 1.(d) of the attached Lease Agreement by a separate amendment executed by the Partnership and Lessee.

Dated this ___ day of June, 2006

LESSEE: LMI FINISHING, INC., By:_____________________________ Robert Grah, its President

[Signatures continued on following page.]

LESSOR: PORT PARTNERSHIP-I, LLP, an Oklahoma limited liability partnership _____________________________________ By: ___________________its ___________ Partner

THE PARTNERSHIP: PORT PARTNERSHIP, LLP ______________________________________ By: ___________________its ___________ Partner

LEASE AGREEMENT

THIS LEASE AGREEMENT, entered into as of the ____ day of June, 2006, between PORT PARTNERSHIP-I, LLP, an Oklahoma limited liability partnership, hereinafter referred to as "Lessor," and LMI FINISHING, INC., an Oklahoma corporation, hereinafter referred to as "Lessee."

ARTICLE I
RECITALS

A.           Lessor intends to lease a certain parcel of unimproved real property located in Rogers County, Oklahoma and described on Exhibit “B” attached hereto (said real property is hereinafter referred to as the “Land” and the lease agreement to be entered into between Lessor and the owner of the Land is hereinafter referred to as the "Ground Lease").

B.           As of the date hereof, pursuant to that certain Lease Agreement dated as of the 6th day of September, 2002 (hereinafter referred to as the “Existing Lease”), Lessee leased from Port Partnership, LLP approximately 40,000 square feet in a building located at the Port of Catoosa, Oklahoma

C.           Lessor and Lessee desire to enter into this Lease Agreement to (i) provide the terms and conditions for the construction by Lessor of an approximately 80,000 square foot Building and other related improvements including, without limitation, a parking area serving said Building on the Land (said Building and other related improvements are hereinafter referred to collectively as the “Building Improvements”) and (ii) provide the terms and conditions for the termination of the Existing Lease upon Substantial Completion (as hereinafter defined) of the Building Improvements.

D.           That for and in consideration of the mutual agreements herein contained, Lessor leases and demises unto the Lessee, and Lessee accepts and leases from the Lessor the Land and the Building Improvements (hereinafter collectively called the "Demised Premises"). Except as otherwise expressly set forth in this Lease, in no event shall Lessor be liable for any defect in the Demised Premises or any part thereof, or for any limitations on its use; provided, however, Lessor does hereby assign unto Lessee all warranties and guarantees it shall receive from its contractor and contractor's supplier(s) with respect to the Demised Premises.  Notwithstanding the foregoing, if at any time hereunder Lessee is unable to conduct its business in the Demised Premises (due to any restriction imposed by the Ground Lease or by any public or quasi public authority having jurisdiction over Lessor, Lessee or the Demised Premises, as each may be reasonably determined by Lessee excluding, however, any restriction imposed upon Lessee by any applicable law, rule, regulation or restriction generally applicable to all Tenants at the Port of Catoosa), Lessee shall have the right to terminate this Lease upon ninety (90) days written notice thereof to Lessor, where upon any advance rental (and so much of any security deposit as Lessee shall be entitled to hereunder) shall be returned to Lessee within three (3) days of such termination, and thereafter neither party shall have any further liability to the other, except as may be expressly provided for to the contrary hereunder.  This Lease is made upon the following covenants, agreements, terms, provisions, conditions and limitations, all of which the parties hereto mutually warrant and agree to perform and observe:

ARTICLE II
CONDITIONS PRECEDENT

1.           The obligations of the Lessor and the Lessee hereunder shall be conditioned upon the following:

(a)           The receipt by the Lessor of a written commitment and the execution of loan documents implementing said commitment in an amount, form and upon terms satisfactory to Lessor from a lender or lenders obligating such lender(s) (hereinafter called “Lessor’s Lender(s)”) to provide Lessor with funds to construct the Building Improvements as hereinafter provided.

(b)           The consummation of the Ground Lease with the Port of Catoosa of the Land upon terms and conditions acceptable to Lessor.

(c)           Written approval of this Lease by the City of Tulsa-Rogers County Port Authority (the "Port Authority") and Lessor’s Lender(s).  Lessor shall use reasonable efforts to obtain such approvals and shall keep Lessee reasonably advised of the status thereof.

(d)           Should the foregoing events not have occurred on or before September 1, 2006, this Lease shall terminate thirty (30) days thereafter, all rentals, security deposits and other sums paid to Lessor by Lessee pursuant to this Lease shall be returned to Lessee within ten (10) days thereafter, and neither party shall have any further obligation or liability to the other under this Lease except as may be expressly provided for to the contrary hereunder, and provided that the Lease Agreement dated the 2nd day of May, 2006 (the “2006 Lease Agreement”) shall continue in full force and effect without any effect thereon by the termination of this Lease except that  the date of July 1, 2006 appearing in Article II, paragraph 1.(c) of the 2006 Lease Agreement shall be a date which is sixty (60) days after termination of this Lease under this paragraph (d).

(e) Upon satisfaction of the conditions set forth in paragraphs (a) through (c) of this paragraph 1 and paragraph 2 of this Article II, the 2006 Lease Agreement shall terminate and all rentals, security deposits and other sums paid to the lessor thereunder by Lessee pursuant thereto shall be returned to Lessee within ten (10) days thereafter.

2.           In addition to the conditions to the obligations of Lessor and Lessee hereunder contained in paragraph 1 of this Article II, the obligations of Lessee under this Lease are expressly conditioned on Lessor, at Lessor’s sole cost and expense, obtaining and delivering to Lessee, a Phase I Environmental Site Assessment of the Demised Premises (the “Assessment”) acceptable to Lessee, in Lessee's sole discretion.  If the Assessment reveals any matter that is unacceptable to Lessee, in its sole discretion, or if Lessor shall fail to deliver the Assessment to Lessee within twenty-one (21) days from the date hereof, Lessee shall have the right to terminate this Lease by written notice to Lessor.  Such notice of termination shall be delivered to Lessor the earlier of five (5) business days after Lessee’s receipt thereof or twenty-five (25) days from the date hereof.  If no notice of termination is received by Lessor, Lessee shall be deemed to have waived this condition precedent.  If Lessee elects to terminate this Lease, all rentals, security deposits and other sums paid to Lessor by Lessee pursuant to this Lease shall be returned to Lessee within ten (10) days thereafter, and neither party shall have any further obligation or liability to the other under this Lease except as may be expressly provided for to the contrary hereunder, and provided that the 2006 Lease Agreement shall continue in full force and effect without any effect thereon except as set forth in paragraph 1(d) of this Article II.

ARTICLE III
PROPERTY DESCRIPTION, USE AND CONSTRUCTION OF BUILDING IMPROVEMENTS

1.           Effective as of the Commencement Date (as hereinafter defined), Lessor does hereby lease to the Lessee the Demised Premises which shall consist of (i) the Land and (ii) the Building Improvements.

2.           The Lessee shall use the Demised Premises for warehousing and manufacturing aircraft components and all uses incidental thereto. The Demised Premises may be used by the Lessee for any other legal purpose or purposes in conformity with all laws, rules and regulations applicable to the Demised Premises, and the Ground Lease, provided that prior to using the Demised Premises for any other such purpose or purposes the Lessee shall obtain the prior written consent of Lessor (which will not be unreasonably withheld, delayed or conditioned) and the Port Authority.

3.           The Lessor, at Lessor’s sole cost and expense, shall cause to be constructed the Building Improvements, which shall include a one-story 80,000 square foot building to be constructed in substantial accordance with the plans and specifications therefor approved by Lessor and Lessee, a copy of which plans and specifications is attached to this Lease as Exhibit “A” (the “Approved Final Building Improvements Plans").

4.           Lessor shall obtain all permits necessary for the construction and installation of the Building Improvements.  Subject to any delay resulting from Force Majeure Events, Lessor shall cause the construction of the Building Improvements to be performed diligently and to completion.  The construction of the Building Improvements shall be performed in a first-class and workmanlike manner, using only new and good grades of materials and equipment, in accordance with (i) all applicable zoning and other ordinances, building codes and regulations, statutes, ordinances, codes, standards, regulations, rules, orders, decisions and requirements of all federal, state and local authorities including, without limitation, the Americans with Disabilities Act of 1990 and all regulations thereto issued by the U.S. Attorney General or other authorized agencies under the authority of the Americans with Disabilities Act of 1990, then in effect, as interpreted and applied by state and local governmental authorities having jurisdiction over the Premises, and (ii) the Approved Final Building Improvements Plans.

ARTICLE IV
THE GROUND LEASE

1.           A copy of the Ground Lease (which term shall also include the Primary Lease identified in the Ground Lease) is attached hereto and marked Exhibit "C."

2.           During the term of this Lease, and so long as no event of default has occurred and is continuing hereunder, the Lessor, except as otherwise provided in this Lease, grants to the Lessee all the rights of the Lessor under the Ground Lease to use the Land described in Exhibit "B" and all rights granted to the Lessor pursuant to the Ground Lease. Such grant, as limited by this Lease, is a part of the Demised Premises. This Lease is specifically made subject to all the terms and conditions of the Ground Lease.

3.           Lessee agrees to undertake and perform each and every act required of the Lessor to be performed by the terms of the Ground Lease, including but not limited to the timely payment of all rental and other charges and fees thereunder, and not to do or omit to do anything which will breach the terms thereof.  Lessor agrees not to do or omit to do anything which will breach the terms of the Ground Lease, and further agrees not to agree to any change in the terms of the Ground Lease or exercise or fail to exercise or waive or release any right, power or duty under the Ground Lease which will diminish the Lessee's right or increase its liability thereunder without the written consent of Lessee (including without limitation, the timely exercise of renewal and/or term extension rights). Lessor shall promptly provide Lessee with a copy (in accordance with Article XXV and also by facsimile) of all notices and correspondence relating to the Ground Lease which Lessor believes may adversely affect the rights of the Lessee in the Ground Lease granted hereby.

4.           Notwithstanding the grant to the Lessee pursuant to Paragraph 2 of this Article IV of the rights of the Lessor in the Ground Lease and subject to Lessor's covenants and obligations under Paragraph 2 of this Article IV, the Lessor reserves unto itself the following rights under the Ground Lease:

(a)           The right and power to cure any default under the Ground Lease, and Lessor shall thereupon give notice of such cure to the Lessee;

(b)           The exclusive right to exercise any right to renew or terminate the Ground Lease;

(c)           The exclusive right to assign, sell, transfer, convey, mortgage, encumber or hypothecate any part or all of its right, title and interest in the Ground Lease subject, however, to this Lease;

(d)           The exclusive right to amend, alter or modify in the manner provided in the Ground Lease any of the terms and conditions of the Ground Lease; and

(e)           The exclusive right to waive or release any right granted to Lessor as Lessee under the Ground Lease.
Provided that so long as Lessee is not in default hereunder beyond the expiration of all grace and/or cure periods applicable thereto under this Lease, the Lessor shall not exercise any right granted in this Paragraph in a manner that would diminish the Lessee's rights granted hereby or increase its obligations hereunder as reasonably determined by Lessee.

5.           Lessee shall conduct itself and its use of the Demised Premises in a manner consistent with that required of Lessor (as Lessee under the Ground Lease), and Lessee shall indemnify and hold the Lessor harmless from and against any and all loss, cost, expense or liability (including reasonable attorney's fees) that may arise from or be connected with the failure of the Lessee to do so (but only to the extent such failure does not arise due to the act or omission of Lessor).

6.           Each party agrees to give immediate notice (together with a facsimile copy thereof) to the other of any action taken or threatened by the Port Authority of which either party obtains any actual knowledge, whether by written notice or otherwise, which might terminate or purport to terminate the Ground Lease.

7.           If the Lessee shall fail to timely perform and undertake any acts or duties or shall fail to timely make any payments required of it to be done or paid under the Ground Lease and any such failure continues beyond the expiration of all grace and/or cure periods applicable thereto under the Ground Lease, the Lessor may undertake and perform such acts or duties or make such payments, and the reasonable cost thereof shall become additional rental due hereunder within fifteen (15) days after Lessor invoices Lessee therefor.

8.           If Lessor fails to timely perform and undertake any acts or duties or fails to make any payments required of it to be done or paid under the Ground Lease and any such failure continues beyond the expiration of all grace and/or cure periods applicable thereto under the Ground Lease, Lessee may, but shall not he obligated to, perform such acts or duties or make such payments, and Lessee may deduct the reasonable cost thereof from any future monetary obligation(s) of Lessee accruing hereunder.

9.           Lessor shall indemnify and hold Lessee harmless from and against any default under either the Ground Lease or the Primary Lease which: (A) precedes this Lease; and/or (B) arises from the demise and/or occupancy of the Demised Premises prior to the approval of the Port Authority (or the demising party under the Primary Lease) of this Lease.

10.           Notwithstanding anything herein to the contrary, Lessee shall not be bound to the following provisions of the Ground Lease: Article II (Lease Term); the obligation to make any improvements and Lessee shall not be required to remove any improvements at the end of the term hereof as contemplated in Section 4.2 (Improvements); Section 5.8 (Insurance); and Article VI (Termination), except Lessee shall not act or fail to act in any manner which would be a breach of the Ground Lease.

11.           Notwithstanding anything to the contrary contained in this Lease, Lessor agrees that:

(a)           Lessor shall indemnify and hold Lessee harmless from and against any and all loss, cost, expense or liability (including reasonable attorneys’ fees) incurred by Lessee that may arise from or be connected with any claim or demand made or action taken against Lessee by the lessor under the Ground Lease as a result of any act (including an act of negligence or willful misconduct) or omission of Lessor, its employees, contractors, agents or invitees except to the extent any such act or omission was occasioned in whole or in part by any act or omission of Lessee.

(b)           Lessee shall not be liable for the remediation of, or any loss, cost, damage or expense arising out of, any environmental condition existing at the Demised Premises prior to the Commencement Date.

(c)           Lessee shall not be liable for any of the obligations and liabilities of the lessee under the Ground Lease that arise under Sections 5.4, 5.5 or 5.7 of the Ground Lease except to the extent (and only to the extent) any of such obligations or liabilities arise out of Lessee’s use, occupancy, maintenance or repair of or alterations to the Demised Premises and such use, occupancy, maintenance, repair or alteration is in violation of applicable local, state or federal laws and regulations including, without limitation, environmental laws and regulations.  Lessor shall indemnify and hold Lessee harmless from and against any and all loss, cost, expense or liability (including reasonable attorneys’ fees) incurred by Lessee that may arise from or be connected with any claim or demand made or action taken against Lessee by the lessor under the Ground Lease pursuant to any of said Sections 5.4, 5.5 and 5.7 when Lessee has no liability under any of said Sections pursuant to the terms of this subparagraph (c).

(d)           Lessee shall not be responsible for paying the cost of any Site Assessment requested by the lessor under the Ground Lease pursuant to Section 5.6 of the Ground Lease unless such Site Assessment determines that there are Hazardous Materials or Hazardous Materials contamination (as said terms are used and defined in the Ground Lease) on the Demised Premises in violation of any environmental laws and regulations and the presence of such Hazardous Materials or Hazardous Materials contamination in violation of any environmental laws and regulations was occasioned by any act or omission of Lessee.

ARTICLE V
CONDITION OF DEMISED PREMISES

By taking possession of the Demised Premises, Lessee shall be deemed to have inspected same and to have accepted the Demised Premises in their "then" and "as is" condition.  Notwithstanding the foregoing, Lessor does hereby assign unto Lessee all warranties and guarantees it shall receive from its contractor and contractor's suppliers with respect to the Demised Premises and the construction and installation of the Building Improvements.

ARTICLE VI
TERM OF LEASE, CANCELLATION OF EXISTING LEASE

1.           Lessee is to have and to hold the Demised Premises under the terms and conditions herein stated for a period commencing with the Commencement Date (as hereinafter defined) and continuing thereafter for eighty-four (84) months plus the number of days between the Commencement Date and the first day of the month immediately succeeding the Commencement Date (the "Primary Term"). "Commencement Date" shall be 12:01 A.M. of the date immediately succeeding the date of Substantial Completion. "Substantial Completion" shall be midnight of the date upon which the contractor who undertakes the erection of the Building Improvements issues to the Lessor its statement that the Building Improvements are substantially complete in accordance with the Approved Final Expansion Improvement Plans.  The Building Improvements shall be deemed to be substantially complete when (i) there are no details of construction, mechanical adjustments or decoration, or other items that materially interfere with Lessee’s use of the Demised Premises remaining to be done and (ii) Rogers County, Oklahoma has issued all certificates of occupancy or other permits, if any, required by applicable law for Lessee to occupy the Building Improvements.

2.           Upon the Commencement Date, the Existing Lease shall terminate and (i) Lessee shall be entitled to a refund of Rent paid under the Existing Lease, pro rata, for the period from the Commencement Date to the last day of the month in which the Commencement Date occurs and (ii) the security deposit paid by Lessee under the Existing Lease shall be returned to Lessee in accordance with the terms thereof.

ARTICLE VII
RENTAL

1.           Lessee hereby covenants and agrees to pay to Lessor a net rental for the Primary Term (herein called the "Base Rental") over and above the other and additional payments to be made by Lessee as hereinafter provided. The total Base Rental for the Primary Term shall be the sum of Two Million Eleven Thousand Seven Hundred Thirty-Three and 00/100 Dollars ($2,011,733.00). Base Rental shall be paid in advance in monthly installments commencing the first day of the third calendar month immediately succeeding the date of Substantial Completion to be paid in advance on or before the tenth (10th) day of each and every month thereafter through the Primary Term. Should the date of Substantial Completion be a date other than the first day of a month, then Lessee shall pay Lessor rent for the period from the date of Substantial Completion through and including the last day of the month in which Substantial Completion occurs in an amount equal to the amount obtained by multiplying (i) $24,533.33 by (ii) a fraction, the numerator of which is the number of days remaining in the month in which Substantial Completion occurs and the denominator of which is the number of days in the month in which Substantial Completion occurs. References herein to "Rent" shall mean Base Rental and any additional rent required to be paid hereunder.

2.           Installments of Base Rental shall be paid as follows:

(a)           For the two (2) calendar months commencing the first month immediately succeeding the date of Substantial Completion, the sum of Zero Dollars ($00.00) per month.

(b)           For eighty-two (82) months commencing the third calendar month immediately succeeding the date of Substantial Completion, the sum of Twenty Four Thousand Five Hundred Thirty-Three and 33/100 Dollars ($24,533.33) per month.

Installments of Rental for any month Lessee shall hold over after the expiration of the Primary Term shall be the sum of Thirty Six Thousand Four Hundred and No/100 Dollars ($36,800.00) per month.

ARTICLE VIII
PUBLIC UTILITY CHARGES

Lessee shall, at its sole cost and expense, pay, or cause to be paid, all charges for utilities furnished to the Demised Premises or to Lessee with respect to its operations thereon during the term of this Lease, and Lessee will indemnify Lessor and hold it harmless against any liability or damages for any such separately-metered charges incurred by Lessee.

ARTICLE IX
MAINTENANCE AND REPAIR OF THE DEMISED PREMISES

1.           Throughout the term of this Lease, the Lessee, at its sole cost and expense, will take good care of (i) the interior of the portion of the Building comprising a portion of the Demised Premises which shall expressly include, without limitation, windows, doors, lighting, utilities and utility conduits, plumbing and sanitary systems within said portion of the Demised Premises, HVAC systems and equipment serving solely the Demised Premises, security systems and all other improvements located in, on or about the Demised Premises, and the parking areas and the routes of ingress and egress located on the Demised Premises, and will make all necessary repairs thereto except as otherwise provided in Article XIX and condemnation alone excepted. When used in this Article, the term "repairs" shall include all necessary replacements and renewals, but shall in all cases, be exclusive of all Structural Components (as hereinafter defined) of the Demised Premises and the Building except to the extent damaged by the negligence or willful misconduct of Lessee, its agents, servants, employees or invitees and only to the extent not covered by insurance maintained by Lessee.  Lessee shall perform any lawn maintenance required with respect to any lawn area located on the Demised Premises.  As used in this Paragraph 1, the term “Structural Components” shall mean and refer to the roof, exterior siding, foundation, slab, vertical support columns and roof trusses of the Building.  Notwithstanding anything to the contrary contained in this Paragraph 1, Lessee’s obligations under this Paragraph 1 shall not include making (i) any repair or improvement necessitated by the negligence or willful misconduct of Lessor, its agents, employees, servants or contractors; or (ii) any repair or improvement caused by Lessor’s failure to perform its obligations under this Lease.  Lessor shall at its cost, perform all maintenance and repairs and make all replacements, additions and improvements required in order to keep and maintain in good condition, order and repair the Structural Components.  Except for the Structural Components, Lessor shall not be required to maintain or repair any portion of the Demised Premises.

2.           The necessity for and adequacy of repairs to the Demised Premises and the portions of the Building and other areas to be maintained by Lessor and Lessee pursuant to this Lease shall be measured by the then-prevailing standard for improvements of similar construction and class at the Port of Catoosa, and such repairs shall conform to all applicable laws, rules, regulations and restrictions, including the Ground Lease.

3.           The Lessee shall keep the Demised Premises in a clean and orderly condition, free of dirt, unsightly vegetation, rubbish, snow, ice and unlawful obstructions.

4.           In case any dispute shall arise at any time between the Lessor and the Lessee as to the standard of care and maintenance of the Demised Premises, such dispute shall be determined by arbitration under the Oklahoma Uniform Arbitration Act, provided that if the requirement for making repairs or replacements is imposed by: (i) any governmental authority; (ii) any restrictive or affirmative covenants imposed upon the Land, or by or through the Ground Lease; or (iii) by or through the holder of any mortgage to which this Lease is subordinate, then such requirement for repairs or replacements as they relate to the portions of the Demised Premises that Lessee is responsible for maintaining and repairing under this Article IX shall be complied with by the Lessee as required by 1 - 3 above, and shall not be considered an arbitrable dispute as contemplated by this Article. The Lessee, however, shall have the right to dispute or contest the validity, application or reasonableness of any requirement pursuant to 1 - 3 above, provided such contest or dispute does not breach or violate any of the terms of any such mortgage or the Ground Lease.

ARTICLE X
PAYMENT OF TAXES, ASSESSMENTS, ETC,

1.           Lessee shall pay all taxes, assessments, and other governmental charges of any kind or nature (collectively, "Taxes") which at any time during the term of this Lease may be assessed, levied or imposed by any governmental authority upon or with respect to the Demised Premises.  It is intended that the Taxes to be paid by Lessee hereunder shall include any taxes assessed against the Lessor to the extent that they are measured by the value of the Demised Premises or the value of the interest of the Lessor in the Ground Lease.   Lessor shall send Lessee a copy of any bill for Taxes and any other information accompanying such bill received by Lessor within ten (10) business days after Lessor receives such bill.  All other taxes and charges with respect to the conduct of the Lessee's business therein or any use or occupancy of the Demised Premises, or with respect to or arising from the lease of property pursuant to the Ground Lease, without regard to the person, firm, corporation or partnership against which any such taxes may be assessed shall be paid in full by the Lessee.
2.           Lessee shall timely pay all other charges, fees or assessments of the Port Authority (including Ground Rent and the Port Security charges) in respect of the Demised Premises or the use thereof by the Lessee.
3.           Lessee shall have the right to contest in good faith the amount or validity of any Taxes or assessments required of it to be paid hereunder and the validity of any legislative or administrative action or rule requiring the payment thereof. If such payment may legally be held in abeyance, Lessee may postpone payment thereof until the final determination of any such proceedings, anything herein to the contrary notwithstanding.
4.           Nothing contained in this Lease shall require a party hereto to pay any estate, inheritance, succession, or transfer tax of the other party hereto, nor to pay any taxes of any kind whatsoever which are based upon or measured by income of a party hereto.

ARTICLE XI
COMPLIANCE WITH LAW

1.           Lessee shall, during the Primary Term of this Lease, at its sole cost and expense, comply with all valid laws, ordinances, regulations, orders and requirements of any governmental authority which may be applicable to the Demised Premises, or the use, manner of use or occupancy thereof, and which are specifically attributable to the particular business conducted within the Demises Premises by Lessee whether or not the same involve only non-structural repairs, maintenance or alterations.

2.           Lessee shall have the right, by appropriate legal proceedings in the name of the Lessee or Lessor, or both, but at Lessee's sole cost and expense and without liability to Lessor, to contest the validity of any law, ordinance, order, regulation or requirement, which would impact Lessee's use or occupancy of the Demised Premises. Lessee may postpone compliance until final determination under such proceedings provided such postponement does not breach the Ground Lease or the terms of any mortgage to which this Lease is subordinate.

ARTICLE XII
INSURANCE

1.           From and after the Commencement Date of this Lease, Lessor shall maintain, at its expense, with insurers of recognized responsibility licensed to do business in the State of Oklahoma, a policy or policies of all risk extended coverage insurance covering the Building and all improvements appurtenant thereto providing coverage in such amount as Lessor, in its commercially reasonable judgment, deems sufficient to permit the repair and restoration of the Leased Premises to substantially the same condition as existed prior to the occurrence of any loss covered under such policy and providing protection against loss or damage by fire and such other risks of a similar or dissimilar nature, as are or shall be customarily covered with respect to buildings similar in construction, general location, use and occupancy to the Building, including, but not limiting the generality of the foregoing, flood, windstorm, hail, earthquake, explosion, vandalism, damage from vehicles, smoke damage and such other damage as may be deemed reasonably necessary by Lessor.  Lessee shall promptly reimburse Lessor for the cost of such insurance upon submission by Lessor to Lessee an invoice therefore.

2.           The Lessee shall, without diminishing any other obligation it may have under this Lease, cause to be maintained, at no cost or expense to the Lessor, commercial general liability and property damage insurance covering claims for personal injury or property damage with respect to Tenant’s activities and property in, on and about the Demised Premises.  Such insurance shall have limits of not less than Two Million Dollars ($2,000,000.00) general aggregate annually.  Lessor may request that the amount such insurance maintained by Lessee be increased from time to time during the term provided, however, that Lessor may not request such an increase any more frequently than once every three (3) years.

3.           All insurance provided by Lessee shall be effected under enforceable policies issued by insurers of recognized responsibility licensed to do business in the State of Oklahoma.  At least fifteen (15) days prior to the expiration date of any policy, a certificate evidencing the continuation of coverage shall be delivered by the Lessee to the Lessor.

4.           All policies of insurance contemplated by Paragraph 2 above, shall name the Lessor, the Lessee and such persons and entities as the Ground Lease or the holder of any mortgage on the Demised Premises may require as additional insureds or loss payees as their respective interests may appear. At the request of the Lessor, any insurance policy contemplated herein shall be made payable to the holders of any mortgage to which this Lease is at any time subordinate, as the interest of such holders may appear, pursuant to a standard clause for holders of mortgages.

5.           All policies provided by Lessee shall contain an agreement by the insurers:

(a)           that any loss shall be payable to the Lessor or the holders of any such mortgage, notwithstanding any act or negligence of the Lessee which might otherwise result in forfeiture of such insurance;

(b)           that such policies shall not be canceled except upon thirty (30) days' prior written notice to the Lessor, to all other insureds, and to the holders of any mortgage to whom loss may be payable; and

(c)           that the coverage afforded thereby shall not be affected by the performance of any work in or about the Demised Premises.

6.           If the Lessee provides any insurance required by this Lease in the form of a blanket policy, the Lessee shall furnish satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease, and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Demised Premises.

7.           Notwithstanding anything herein to the contrary, Lessor and Lessee each hereby releases the other, its officers, directors, partners, agents and employees, to the extent of the releasing party’s coverage under its insurance policies, from any and all liability for any loss or damage which may be inflicted upon the property of such party, notwithstanding that such loss or damage shall have arisen out of the negligence of the other party, its officers, directors, partners, agents or employees; provided, however, that this release shall be effective only with respect to occurrences occurring during such time as the appropriate policy of insurance of the party so releasing shall contain a clause to the effect that such release shall not affect the said policy or the right of the insured to recover thereunder.

ARTICLE XIII
INSTALLATION OF EQUIPMENT AND FIXTURES

Lessee shall have the right, at any time and from time to time during the term of this Lease, to install in and upon the Demised Premises, fixtures, machinery and equipment, and to make repairs thereto, replacements thereof, and additions thereto. Any fixtures, machinery and equipment so added shall be removed by the Lessee prior to the termination of this Lease. When such fixtures, machinery and equipment are so removed, the Lessee shall restore the Demised Premises to the same condition such premises were in prior to such installation. Lessor may, at its option, relieve Lessee from the obligation to remove any such fixtures, machinery or equipment, and any such fixtures, machinery and equipment not removed by Lessee shall become the property of Lessor.

ARTICLE XIV
ALTERATIONS AND IMPROVEMENTS BY LESSEE

1.           Lessee shall have the right, at any time and from time to time during the term of this Lease, to make at its sole cost and expense and without any right to receive reimbursement from the Lessor in respect thereof, any alterations or improvements or additions to the Demised Premises or any part thereof, subject, however, to the following conditions:

(a)           No alterations, additions or improvements shall be undertaken until Lessee shall have procured all permits, licenses and other authorizations required for the lawful and proper undertaking thereof.

(b)           Any such alteration, addition or improvement shall be made in a good and workmanlike manner and in compliance with all valid laws, governmental orders and building ordinances and regulations pertaining thereto, and shall be of a class and standard comparable to the class and standard of construction then utilized at the Port of Catoosa, but not less than the original standard and class of construction of the Demised Premises.

(c)           Lessee shall maintain, at its sole cost and expense, general public liability insurance and workmen's compensation insurance covering all persons employed in connection with such work and with respect to whom death or injury claims could be asserted against Lessor, Lessee or the Demised Premises.

(d)           All alterations, additions or improvements when completed shall be of such a nature as not to reduce or otherwise adversely affect the value of the Demised Premises, nor to diminish the general utility or change the general character of the Demised Premises, or which would violate any of the provisions of the Ground Lease.

(e)           No alterations, additions or improvements are to be made by Lessee without first submitting to the Lessor and the Port Authority the plans and specifications thereof, and without the written approval of the Lessor and the Port Authority of such plans and specifications. Lessor's approval of such plans and specifications shall not be unreasonably withheld, delayed or conditioned, and Lessor shall assist Lessee in obtaining the Port Authority's approval thereof.

(f)           All such alterations, additions and improvements shall be undertaken and completed in substantial conformity with the plans and specifications approved by the Lessor and the Port Authority.

(g)           All such alterations and improvements shall become and be the properly of the Lessor and shall be subject to all the terms and conditions of this Lease.

(h)           Two (2) copies of as built plans and specifications shall be delivered to Lessor within thirty (30) days after completion of each such alteration or improvement and such copies shall become the sole and exclusive property of Lessor.

ARTICLE XV
LIENS

Lessee agrees that it shall not create, permit or suffer an imposition of any lien, charge or encumbrance upon the Demised Premises, or upon any interest of the Lessor and Lessee in the Ground Lease or any part thereof, except liens, charges and encumbrances created by Lessor and the lien of any taxes and assessments not delinquent.  Should any such lien be asserted or filed, Lessee shall bond against or discharge the same in accordance with the requirements of Oklahoma Statutes Section 42-147.1 within thirty (30) days after written request by Lessor.  The provisions of this Article XV shall not apply to any mechanic’s, materialmen’s or other lien against the Demised Premises and/or Lessor’s interest therein for any labor, services, materials, supplies, machinery, fixtures or equipment furnished to the Demised Premises in connection with any work performed by or for Lessor, and Lessor does hereby agree to indemnify and defend Lessee against and save Lessee, the Demised Premises, and any portion thereof harmless from all losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable attorneys’ fees and expenses, resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such lien.

ARTICLE XVI
ASSIGNMENT, TRANSFER OR MORTGAGE OF LESSEE'S INTEREST

1.           Lessee shall not, without prior written consent of Lessor, which shall not be unreasonably withheld, delayed or conditioned, sublet all or a portion of the Demised Premises, or assign, transfer or mortgage this Lease or any interest therein. Lessee acknowledges that the Port Authority, pursuant to the Ground Lease, must also approve such assignment. Should Lessee sublet or assign this Lease, Lessee and its Guarantor shall nevertheless remain liable to the Lessor for the full payment of the Rent and Lessee's other obligations under this lease.

2.           Anything to the contrary contained herein notwithstanding, Lessee may transfer, assign, sublet, or change ownership of this Lease or Lessee's interest in and to the Demised Premises (a “Transfer”) without the prior written consent of Lessor to:

(a)           an affiliate, subsidiary or parent entity;

(b)           any entity it controls, is controlled by, or is under common control with;

(c)           any entity in which it has a majority interest or of which it is manager; or

(d)           any entity that succeeds to or obtains all or substantially all of its assets, whether by merger, consolidation, reorganization, sale or otherwise (each, a "Permitted Transferee"). Lessee shall promptly provide Lessor notice of such Transfer. Lessee shall be relieved of any obligations under the Lease arising after Transfer to a Permitted Transferee. Lessee may collaterally assign its leasehold interest as security to a reputable lender without the prior written consent of Lessor.

ARTICLE XVII
INDEMNIFICATION OF LESSOR

1.           Lessee hereby releases and discharges Lessor from, and shall fully protect, indemnify and keep, hold and save Lessor harmless from and against any and all costs, charges, expenses, penalties, damages and liability imposed for or arising from the violation of any law or regulations of the United States, the State of Oklahoma, and local authorities, or any of such entities' agencies and instrumentalities, occasioned by any act or omission of Lessee or its representatives, assigns, agents, servants, employees, licensees, invitees, and any other person or persons occupying the Demised Premises under Lessee; and Lessee shall further protect, fully indemnify and save forever harmless Lessor from and against any and all loss, liability, cost, damage and expense incident to injury (including injury resulting in death) of persons or damage to or destruction of properly incident to, arising out of the negligence or misconduct of Lessee (or Lessee's contractors, agents or invitee's) in connection with Lessee's use and occupancy or rights of use and occupancy of the Demised Premises (whether by omission or commission and irrespective of exclusive or non-exclusive rights therein) including, but not limited to, the operation of Lessee's business, the construction, erection, installation, existence, repair, maintenance, alteration and/or demolition of any improvements, facilities, and/or equipment or the conduct of any other activities, and which would not have arisen but for the exercise or pursuit by Lessee of the rights and privileges accorded by this Lease or the failure on Lessee's part in any respect to comply with the requirements of this Lease, except such loss caused by the act or negligence of the Lessor or its employees, contractors, agents or invitees, and further except such loss caused solely by the Port Authority.

2.           In the event that any action or proceeding shall be brought against Lessor by reason of any claim covered by this Article, Lessee, upon written notice from Lessor, will, at Lessee's sole cost and expense, resist or defend the same by counsel approved in writing by the Lessor, which approval shall not be withheld unreasonably.

ARTICLE XVIII
REMEDIES OF LESSOR

1.           The occurrence of any of the following shall constitute an event of default:

(a)           Lessee shall fail to pay any monies which are required to be paid by Lessee under this Lease and such failure shall continue for three (3) business days after Lessee's receipt of written notice thereof; or

(b)           Lessee shall default in the performance or compliance with any of the other terms or provisions of this Lease or the Ground Lease, and such default shall continue for a period of fifteen (15) days after Lessee's receipt of written notice thereof from Lessor or, in the case of any such default which cannot with due diligence be cured within fifteen (15) days, Lessee shall fail to proceed promptly after Lessee's receipt of such notice and with due diligence to cure such default and thereafter to prosecute the curing thereof with due diligence (it being intended that as to a default not susceptible of being cured with due diligence within fifteen (15) days, the time within which such default may be cured shall be extended for such period as may be necessary to permit the same to be cured with due diligence). Provided, however, no period herein granted to cure a default shall extend beyond a date five (5) days prior to the date that the Lessor under the Ground Lease or the holder of any mortgage or mortgages secured by the Demised Premises declares the default hereunder a default under such Ground Lease or mortgage and Lessor shall separately notify Lessee in writing of such five (5) day deadline at least five (5) days, and not more than thirty (30) days in advance of such five (5) day deadline; or

(c)           Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee, or of all or any substantial part of its properties; or

If, within thirty (30) days after the filing of an involuntary petition in bankruptcy against Lessee or the commencement of any proceeding against Lessee seeking any reorganization, composition, readjustment or similar relief under any law, such proceeding shall not have been dismissed, or if within thirty (30) days after the appointment without the consent or acquiescence of Lessee or any trustee, receiver or liquidator of Lessee, or of all or any substantial part of its properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated. For the purposes of this paragraph, in lieu of obtaining the dismissal, vacation or stay of any of the foregoing, Lessee may provide a reasonable bond or other securitization in favor of Lessor.

2.           Upon the occurrence of an event of default, the Lessor at any time thereafter may give written notice to the Lessee specifying such event of default and stating that this Lease shall expire on the date specified in such notice, which shall be at least thirty (30) days after Lessee's receipt of such notice, and upon the date specified in such notice, this Lease and all rights of the Lessee hereunder shall terminate.

3.           Upon the expiration of this Lease pursuant to paragraph 2 of this Article XVIII, the Lessee shall peacefully surrender the Demised Premises to Lessor, and the Lessor, upon or at any time after any such expiration, may, without further notice, re-enter the Demised Premises and repossess it by force, summary proceedings, ejectment, or otherwise, and may dispossess the Lessee and remove the Lessee and all other persons and property from the Demised Premises and may have, hold, and enjoy the Demised Premises and the right to receive all rental income therefrom.

4.           At any time after any such expiration, the Lessor may relet the Demised Premises or any part thereof, in the name of Lessor or otherwise, for such term (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) as the Lessor, in its reasonable discretion, may determine and may collect and receive the rents therefor. Lessor shall in no way be responsible or liable for any failure to relet the Demised Premises or any part thereof or for any failure despite its reasonable efforts to collect any rent due upon any such reletting.

5.           No such expiration of this Lease shall relieve the Lessee of its liabilities and obligations under this Lease, and such liability and obligations shall survive any such expiration. In the event of any such expiration, whether or not the Demised Premises or any part thereof shall have been relet, the Lessee shall pay to the Lessor the Base Rent and the additional rent, charges and expenses required to be paid by the Lessee up to the time of such expiration, and thereafter the Lessee, until the end of what would have been the term of this Lease in the absence of such expiration, shall be liable to the Lessor for, and shall pay to Lessor, as and for liquidated and agreed current damages for the Lessee's default:

(a)           the equivalent of the amount of the Base Rent, charges, expenses and additional rent which would be payable under this Lease by the Lessee if this Lease were still in effect, less

(b)           the net proceeds of any reletting effected pursuant to the provisions of Paragraph 4 of this Article XVIII, after deducting all the Lessor's expenses in connection with such reletting, including, without limitation, all reasonable repossession costs, advertising costs, brokerage commissions, legal expenses, attorney's fees, alteration costs, and expenses of preparation for such reletting.

The Lessee shall pay such current damages, herein called deficiency, to the Lessor monthly on the days on which the Base Rent, charges, expenses and additional rent would have been payable under this Lease if this Lease were still in effect, and the Lessor shall be entitled to recover from the Lessee each monthly deficiency as such deficiency shall arise.

6.           At any time after any such expiration, whether or not the Lessor shall have collected any monthly deficiency, the Lessor shall be entitled to recover from the Lessee and the Lessee shall pay to the Lessor, on demand, as and for liquidated and agreed final damages for the Lessee's default, an amount equal to the difference between the Base Rent, charges, expenses and additional rent reserved hereunder from the date of expiration for the unexpired portion of the Lease term and the then fair and reasonable rental value of the Demised Premises for the same period. In the computation of such damages, the difference between any Base Rent, charges, and expenses becoming due hereunder after the date of expiration and the fair and reasonable rental value of the Demised Premises for the period for which such Base Rent, charges and expenses were payable shall be discounted to the date of expiration at the rate of six percent (6%) per annum and to such sum shall be added all costs of Lessor in recovery thereof including, but not limited to, a reasonable attorney fee. If the Demised Premises or any part thereof is relet by the Lessor for the unexpired term of this Lease or any part thereof, before presentation of proof of such liquidated and agreed damages to any court or tribunal, the amount of rent reserved upon such reletting shall, at the option of the Lessor, be deemed prima facie to be the fair and reasonable rental value for the part or the whole of the Demised Premises so relet during the term of the reletting.

7.           In addition to any of the foregoing remedies available to the Lessor under this Article XVIII, the Lessor may pursue any other remedy or remedies available to Lessor at law or in equity, including, but not limited to, recovery of reasonable attorney's fees incurred by Lessor due to Lessee's breach hereof and its costs of any actions undertaken to enforce Lessor's rights hereunder. All remedies available to the Lessor hereunder may be pursued by the Lessor in one or more causes of action, and the Lessor shall not be required to elect the remedy or remedies it desires to pursue but may submit all remedies to the trier of fact for purposes of determining damage and recovery.

8.           The Lessee hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute or of the institution of legal proceedings to that end. The Lessee, for and on behalf of itself and all persons claiming through or under the Lease, also waives any right of redemption or re-entry or repossession or to restore the operation of this Lease in case the Lessee shall be dispossessed by a judgment or by order of any court or judge, or in case of re-entry or repossession by the Lessor, unless the Demised Premises has not been re-let at such time.

ARTICLE XIX
CASUALTY

1.           No destruction or damage to the Building or other improvements on the Demised Premises by fire, windstorm or any other casualty or occurrence whatsoever which materially adversely interferes with Lessee's conduct of its business within the Demised Premises shall entitle the Lessee to surrender possession of the Demised Premises, to terminate this Lease, to violate any of its provisions, or to cause any rebate or abatement in rent, charges, or expenses then due or thereafter becoming due under the terms hereof.

2.           Lessor shall promptly repair, at no cost to Lessee, any casualty contemplated by Paragraph 1 which may occur to the Demised Premises. However, should there occur any casualty which materially adversely interferes with Lessee's conduct of its business (as described in Paragraph 1 of this Article), Lessor may, within ninety (90) days after said casualty elect not to rebuild or repair the Demised Premises. Should Lessor make such election, this Lease shall terminate as of the expiration of said ninety (90) day period.  Notwithstanding anything to the contrary contained in this Article XIX, if Lessor does not elect to terminate this Lease and thereafter Lessor shall not have repaired such damage or destruction within one hundred twenty (120) days of such damage or destruction, upon the expiration of said one hundred twenty (120) day period, Lessee may give Lessor thirty (30) days’ notice that it elects to terminate this Lease.  Upon expiration of such thirty (30) day period, if Lessor has not completed such repairs, this Lease shall terminate and the Lessee shall receive a refund of the security deposit and an abatement of all rent and other sums paid by Lessee to Lessor hereunder from the date of such casualty event through the effectiveness of Lessee’s termination notice.

ARTICLE XX
RIGHT OF ENTRY

Lessor and its representatives may, upon reasonable prior notice to Lessee (which may be oral), enter the Demised Premises at any reasonable time during Lessee’s normal business hours when a representative of Lessee may accompany Lessor and/or its representatives, for the purpose of inspecting the Demised Premises, performing any work contemplated by this Lease to be performed by Lessor or which the Lessor elects to undertake made necessary by reason of the Lessee's default under the terms of this Lease, exhibiting the Demised Premises for sale, lease (provided that Lessor may only exhibit the Demised Premises for lease during the last twelve (12)  months of the Primary Term) or mortgage financing, or posting notice of non-responsibility under any mechanic's lien law.

ARTICLE XXI
SUBORDINATION TO GROUND LEASE AND MORTGAGE

This Lease shall be subject and subordinate at all times to the Ground Lease, the lien of any mortgage which may now or hereafter affect the Demised Premises, and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof; provided, however, that with respect to any lease, lien, mortgage or other encumbrance which arises subsequent to the Commencement Date, the subordination of this Lease shall be expressly conditioned upon the prior receipt of a non-disturbance agreement in favor of Lessee, in a form approved by Lessee in Lessee's reasonable discretion. Subject to the foregoing, the Lessee will execute and deliver any instrument which may be reasonably required by the Lessor in confirmation of such subordination promptly upon the Lessor's request.

ARTICLE XXII
ESTOPPEL CERTIFICATE

1.           The parties agree that at any time, upon the request of the other party or its lender(s), the requesting party will execute and promptly deliver to the other, or any person or entity designated by the requesting party, a statement in writing stating and certifying in substance as follows:

(a)           That the Lessee is in possession of the Demised Premises, together with all rights and obligations attendant thereto pursuant to this Lease;

(b)           That there has been no modification of the rights, duties and obligations set forth in this Lease (unless there has been such modification, in which event a copy or copies thereof shall be furnished by the other party contemporaneously with furnishing said certificate);

(c)           That the other party has no knowledge of any default by either party of any of the rights, duties and obligations set forth in this Lease (or if there has been default, specifying each such default of which the other party shall have knowledge);

(d)           Such other matters as may reasonably be requested by the requesting party or its lender(s).

2.           The parties hereby warrant that any such statement as may be given hereunder may be relied upon by any party to whom such certificate is addressed.  The parties further specifically acknowledge that after delivery of such certificate that party will be estopped from asserting any claim or defense it may have which was known to that party prior to the date thereof and not specifically set forth therein, as against any person, firm, corporation, or other entity to whom such certificate is addressed.

ARTICLE XXIII
ENTIRETY

This Lease Agreement constitutes the entire understanding and agreement by and between the parties hereto and supersedes any and all prior negotiations, written or oral agreements, understandings, representations, warranties or statements at any time made or had by and between the parties hereto. Except as specifically provided by the terms of this Lease Agreement, there are no covenants, agreements, understandings, warranties, or representations by and between the parties hereto affecting any of the subject matters hereof or binding upon either of the parties hereto.

ARTICLE XXIV
QUIET ENJOYMENT SUBJECT TO
EASEMENTS, RIGHTS-OF-WAY AND RIGHTS OF USER

Lessor agrees that Lessee, upon paying all rental and all other charges herein provided for, and observing and keeping the covenants, agreements, terms and conditions of this Lease on its part 'to be performed, including compliance with the terms and conditions of the Ground Lease, shall lawfully and quietly hold, occupy and enjoy the Demised Premises during the term of this Lease, and subject to its terms without hindrance or molestation by Lessor, or by any other person or persons claiming under Lessor, except for the Ground Lease, the mortgagee under any mortgage to which this Lease is subordinate, those easements, rights-of-way and rights of users to which the Demised Premises, the Ground Lease and the property covered by the Ground Lease, are subject.

ARTICLE XXV
MISCELLANEOUS

1.           Any notices under this Lease shall be given by (i) mailing the same by registered or certified mail; or (ii) by hand delivery; to Lessor or Lessee, as the case may be, addressed as

(a)	In the case of notice to Lessee:	LMI FINISHING, INC. 3600 Mueller Road St. Charles, Missouri 63302-0900 Attention: Robert T. Grah Facsimile:(636) 916-2198

with a copy to:	Gallop, Johnson & Neuman, L.C. 101 S. Hanley, Suite 1700 St. Louis, Missouri 63105 Attention: Sanford S. Neuman Facsimile: (314) 615-6001

(b)	In the case of notice to Lessor:	PORT PARTNERSHIP-I, LLP P. O. Box 4648 Tulsa, Oklahoma 74159 Attention: Robert S. James Facsimile: (918) 582-6298

with copy to:	James, Potts & Wulfers, Inc. 2600 Mid Continent Tower 401 S. Boston Avenue Tulsa, Oklahoma 74103 Attention: David F. James Facsimile: (918) 584-4521

Either party may, from time to time, change the foregoing address for notice by giving notice to the other party in the manner provided in this Paragraph 1. Notice shall be deemed received as of 12:00 noon the third business day following the day such notice was mailed (or upon delivery or refusal of delivery, if hand delivered) as above provided. Upon any notice being issued, a copy thereof shall be contemporaneously faxed to the parties at the numbers provided above.

2.           The parties agree that if it should ever be held by a court of competent jurisdiction that any one or more sections, clauses or provisions of this Lease are invalid or ineffective for any reason, any such section, clause or provision shall be deemed separate from the remainder of this Lease and shall not affect the validity and enforceability of such remainder.

3.           The covenants, terms, conditions and obligations set forth and contained in this Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns.

4.           The article headings and captions contained herein are included for convenience only and shall not be considered a part hereof or affect in any manner the construction or interpretation of this Lease.

5.           The parties understand and agree that this Lease, its terms and conditions and any interpretations thereof, shall be governed by the laws of the State of Oklahoma.

6.           The parties will, at any time at the request of either one, execute duplicate originals of an instrument in recordable form which will constitute a short form or memorandum of lease, setting forth a description of the Demised Premises, the term of this Lease and any other portions hereof, except the rent provisions, that either party may request or as the applicable recording law may require.

7.           Except as otherwise specifically provided herein, all acts, duties or payments required of the Lessee to be made or done under this Lease shall be "timely" made or done if completed or made not less than five (5) days prior to the date the failure to make or do same would be a default under the Ground Lease or otherwise be a default or delinquency. Upon individual written request, satisfactory evidence of the performance of such acts, duties or payments shall be delivered to Lessor by Lessee contemporaneous with the performance thereof.

8.           Except as otherwise provided in Article XXII, Estoppel Certificate, waiver by any party of any breach or default of this Lease shall not be deemed a waiver of similar or other breaches or defaults, nor shall the failure of any party to take any action by reason of any such breach of default deprive such party of the right to take action at any time while such breach or default continues. The rights and remedies created by this Lease shall be cumulative and nonexclusive of those to which the parties may be entitled at law and equity. Right of exercise of all such rights and remedies is hereby reserved. The use and availability of one remedy shall not be taken to exclude or waive the right to use of another. In order to entitle any party to exercise any remedy reserved to it in this Lease, it shall not be necessary to give any notice, other than such notice as is herein expressly required.

9.           In the event either party initiates formal legal action in connection with the enforcement or interpretation of this Lease, the prevailing party in such action shall be entitled to reimbursement of reasonable attorneys' fees, expenses and costs of suit.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

"LESSOR" PORT PARTNERSHIP-I, LLP an Oklahoma limited liability partnership By:_____________________________________ Its_________________________________

STATE OF  OKLAHOMA )
)ss.
COUNTY OF TULSA                          )

THE ABOVE AND FOREGOING instrument was acknowledged before me this ______ day of _________________, 2006, by __________________________________, ______________ , an _____________________, on behalf of the ___________________.

(SEAL)

________________________________________
Notary Public

My commission expires:

[Signatures continued on following page]

"LESSEE"

LMI FINISHING, INC. an Oklahoma corporation

By:_______________________________________
Robert T. Grah

Its:________________________________________

STATE OF      )
  )ss.
COUNTY OF          )

THE ABOVE AND FOREGOING instrument was acknowledged before me this ______ day of _________________, 2006, by Robert T. Grah, ________, President of LMI Finishing, Inc., an Oklahoma corporation, on behalf of the corporation.

(SEAL)

________________________________________
Notary Public

My commission expires:

The performance of the obligations of the Lessee or any Permitted Transferee hereunder is Guaranteed by Lessee’s parent corporation, LMI Aerospace, Inc.

LMI AEROSPACE, INC.

By:_______________________________________
Lawrence E. Dickinson

Its Chief Financial Officer

Exhibit C

CONTRACT NO. 24244

LEASE AGREEMENT

BETWEEN

THE CITY OF TULSA-ROGERS COUNTY PORT AUTHORITY

PORT PARTNERSHIP, L.L.P.

July 1, 2004

RECITALS		1

ARTICLE I.	PREMISES	1
1.1	Leased Premises	1
1.2	Use of Premises	1
1.3	Building and Development Regulations	1
1.4	Acceptance of Leased Premises in Present Condition	2
1.5	Covenent to Build	2

ARTICLE II.	LEASE TERM	2
2.1	Primary Lease Term	2
2.2	Renewal Terms	2
2.3	Assignment of Lease	2

ARTICLE III.	RENTALS	3
3.1	Primary Term Rentals	3
3.2	Additional Rentals	3
3.3	Renewal Term(s) Rentals	4

ARTICLE IV.	IMPROVEMENTS	5
4.1	Notice and Submission of Plans	5
4.2	Improvements	5
4.3	Utilities and Services	5
4.4	Easements	5
4.5	Access	6
4.6	Signs	6
4.7	Lien Claims	7
4.8	Inspection and/or Repair of Premises	7

ARTICLE V.	OPERATIONS	7
5.1	Pollution Control	7
5.2	Compliance with Laws and Regulations	7
5.3	Maintenance of Adjoining Grounds	8
5.4	Indemnification	8
5.5	Use Prohibition and Duties (Environmental)	8
5.6	Site Assessments	9
5.7	Environmental Indemnification	10
5.8	Insurance	10

ARTICLE VI.	TERMINATION	11
6.1	Termination	11
6.2	Events of Default	11
6.3	Cancellation	12
6.4	Right of Re-entry	12
6.5	Holding Over	13
6.6	Waiver of Breach or Default Cumulative Remedies	13

ARTICLE VII	MISCELLANEOUS	13

7.1	Examination of Lessee’s Records	13
7.2	Lessor’s Leasehold Interest	13
7.3	Reimbursement of Survey Expense	14
7.4	Quiet Enjoyment	14
7.5	Notices	14
7.6	Nondiscrimination	14
7.7	Navigability	14
7.8	Substitution of Performance	14
7.9	Exhibits and Attachments	15
7.10	Authority	15
7.11	Entire Agreement	15
7.12	Captions	15
7.13	Severability	15
7.14	Successors and Assigns	15
7.15	Governing Law	15
7.16	Counterparts	15

EXECUTION BLANKS		16

ACKNOWLEDGEMENTS		17

EXHIBITS

AMENDED AND RESTATED
LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into effective July 1, 2004, between THE CITY OF TULSA-ROGERS COUNTY PORT AUTHORITY, an agency of the State of Oklahoma (“Lessor”), with offices at 5350 Cimarron Road, Catoosa, Oklahoma 74015, and Port Partnership, L.L.P. an Oklahoma limited liability partnership (“Lessee”). Lessor and Lessee are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

A.           Lessor is the governing body for and the sole and principal operator of a water port terminal and related industrial park located in Rogers County, State of Oklahoma, referred to herein as the “Tulsa Port of Catoosa”. Lessor operates the Tulsa Port of Catoosa in part under a Master Lease Agreement with the City of Tulsa, Oklahoma, a municipal corporation (“City”).

B.           Lessor desires to lease certain lands and/or facilities, comprising a portion of the Tulsa Port of Catoosa, to industries involved in moving raw materials and finished products in water commerce and to such other industries as may be engaged in industrial activities.

C.           Lessee desires to lease a portion of the industrial park premises for the use and purposes set forth in this Lease.

NOW, THEREFORE, for and in consideration of the terms, covenants and conditions hereinafter set forth and contained, the Lessor and Lessee mutually contract and agree as follows:

ARTICLE I.  PREMISES

1.1           Leased Premises.  Lessor hereby leases, and lets unto Lessee and Lessee hereby leases and lets from Lessor a certain parcel and tract of land, together with certain easements, located at and within the Tulsa Port of Catoosa, comprising approximately 7.7 acres, together with improvements located thereon, all of which real and personal property is referred to collectively as the “Leased Premises” and is more fully described on Exhibit “A”, attached hereto and by this reference made a part of this Lease.

1.2           Use of Premises. The Leased Premises are to be occupied and used by Lessee for sublease to LMI Finishing, Inc., for a warehouse and distribution operation and to Oklahoma Installation Company for manufacturing of commercial and household surfaces and fixtures and the operation of services and conduct of business activities related and incident thereto. In the event Lessee for any reason desires hereafter to modify and/or change its use of the Leased Premises, the nature and terms of such modified use, if approved by Lessor, shall be reduced to a written agreement of the Parties and made a part of this Lease. Lessor agrees that it will not unreasonably withhold or delay its consent to any proposed compatible change in use. (The term’s of Lessor’s consent to sublease for both sublessees are hereby incorporated into this agreement and attached as Exhibit “D”.)

1.3           Building and Development Regulations. Lessee covenants that any, every and all uses of the Leased Premises hereunder shall comply with Lessor’s Building and Development Regulations and certain provisions of its Master Plan of Development (collectively the “Building and Development Regulations”), copies of which are attached hereto designated Exhibit “B” and by this reference made a part of this Lease. The Parties understand that the Building and Development Regulations may from time to time be amended and/or otherwise modified by Lessor. Lessor and Lessee agree that the Building and Development Regulations in effect on the date Lessee shall have submitted its improvement or premises utilization plans for approval, pursuant to the provisions of Section 4.1, shall control Lessee’s construction efforts and utilization of the Leased Premises (so long as such utilization is substantially similar to that initially approved in connection with this Lease).

1.4           Acceptance of Leased Premises in Present Condition. Lessee acknowledges that it has inspected the Leased Premises and accepts the same in its present condition “as is” and that all terms and conditions of this Lease are fully binding upon Lessee as if, and to the same extent that, the existing improvements had been made by Lessee as original lessee.

1.5           RESERVED

ARTICLE II.  LEASE TERM

2.1           Primary Lease Term. The primary term of this Lease (“Primary Term”) shall be for a period of 10 years from and after July 1, 2004 (“Commencement Date”), and terminating on June 30, 2014 unless otherwise terminated, renewed or extended pursuant to other terms of this Lease. The term of the Lease, which includes the Primary Term and all effective renewals and extensions, shall for convenience be referred to as the “Lease Term.”

2.2           Renewal Terms. Provided Lessee is not in default and this Lease is otherwise in full force and effect, Lessee is granted the option to renew this Lease upon the same terms and conditions (subject to adjustment of rentals as set forth in Section 3.3 and subject to modifications required to conform this Lease to the terms of Lessor’s then current form of lease agreement), for two (2) additional term(s) of ten (10) years each: such option to be exercisable upon the giving of written notice of intent to renew by Lessee to Lessor not earlier than 180 days and not later than 120 days prior to the expiration date of the then current primary or option term.

2.3           Assignment of Lease. Lessee shall not sublet, mortgage or pledge this Lease or any interest herein or in the Leased Premises or any part of the same or assign this Lease or any interests herein or portion hereof, nor shall any assignment of any interest(s) of Lessee herein by operation of law or by reason of Lessee’s bankruptcy become effective, without the prior written consent of the Lessor, which consent shall not be unreasonably withheld or delayed. No sublease or assignment arrangement conditionally consented to by Lessor shall be or become effective unless and until Lessee has delivered to Lessor a written assignment and assumption agreement by the sublessee or assignee in a form approved by Lessor, together with adequate assurance of sublessee’s or assignee’s ability to perform, accept, observe and be bound by each and all of the terms, provisions and stipulations of this Lease provided in a form acceptable to Lessor in the exercise of its sole discretion; and provided further, that any subletting or transfer shall not extend beyond the Primary Term or permitted extension(s) hereof, nor shall any subletting or transfer release or relieve Lessee of any obligations to Lessor hereunder. Written approval shall not be required with respect to any mortgages, assignments or pledges respecting any improvements for facilities constructed, erected, installed or maintained by Lessee upon the Leased Premises except as now or hereafter otherwise provided herein.

ARTICLE III. RENTALS

3.1           Primary Term Rentals. Lessee shall pay to Lessor lease rental during the Primary Term as follows:

(a)           RESERVED

(b)           Monthly Rentals. Commencing July 1, 2004, and continuing thereafter on the first day of each consecutive month of the Primary Term, Lessee shall pay to Lessor the sum of $2,781.63. Monthly rentals shall be adjusted during and after the Primary Term in accordance with the other provisions of the Lease.

(c)           RESERVED
3.2           Additional Rentals. In addition to the rentals provided in Section 3.1, and as additional rental charges, Lessee shall pay to Lessor the following sums:

(a)           Security. Lessor will contract to provide cooperatively financed and administered security services at Tulsa Port of Catoosa on behalf of its lessees, invitees, operators and users. Lessee agrees to pay its pro rata share of the costs of such security services based on a degree-of-risk formula established by Lessor for all of Lessor’s lessees. The Parties agree that no representations as to the adequacy of the security services are made by Lessor. Neither Lessor nor its officers, directors, agents, servants, representatives or employees shall be directly or indirectly liable to Lessee for any losses or damage to Lessee’s property or to the property of others for which Lessee may be liable, attributable to the acts of third parties. The agreed upon contributions to be paid by Lessee for security services shall be $246.40 per month, commencing the first day of the month next following the month in which Lessee physically occupies the Leased Premises or July 1, 2004, whichever occurs first, unless the Parties agree in writing for Lessee to commence security contributions at a later date. The agreed upon security cost may be modified by Lessor if the cost of providing the services either increases or decreases during the Lease Term.

(b)           Barge and Rail Charges. Lessor and Lessee recognize the importance of having reliable barge and railcar moving services readily available. Lessor and Lessee agree that this service is currently provided by Lessor and the initial barge or railcar placement costs are included in the rate prescribed by the barge owner or railroad. Lessor and Lessee agree, however, that charges for initial placements, as appropriate, and for any subsequent moves or shifting of a barge or railcar for the convenience of Lessee shall be paid by Lessee at the rates and in the manner established by the Port’s Operational Circular and, if done after established working periods, such moves or shifts shall be paid by Lessee at overtime rates established therefor.

(c)           Other Charges. Lessee shall also pay to Lessor, on the same payment dates provided in Subsection 3.1(b), all other sums and charges approved from time to time with the written concurrence of the Parties to be set forth and stated on Exhibit “C”, attached hereto and by this reference made a part of this Lease. Exhibit “C” may be amended and replaced from time to time by agreement of the Parties, evidenced by the signatures of their authorized representatives thereon. Lessee covenants to timely prepare and deliver to Lessor accurate and certified reports of events giving rise to other charges properly includable on Exhibit “C.”

(d)           Taxes. Lessee agrees to cause to be paid all taxes, levies, imposts and assessments which may be legally made upon or levied and/or assessed against the Leased Premises, any interests therein, and/or any improvements or property located thereupon before the same become delinquent. Lessee shall have the right, at its sole cost and expense and after having given Lessor prior written notice of its intent to do so, to contest by appropriate legal proceedings diligently conducted in good faith, the validity, amount or application, in whole or in part of such taxes, levies, imposts and/or assessments, provided (i) the proceedings will suspend the collection of the tax, levy, impost or assessment, (ii) neither the Leased Premises, nor any rent therefrom, nor any portion of either is in danger of seizure, forfeiture, sale, loss or similar consequences, and (iii) Lessee shall first furnish Lessor and the City with security which in Lessor’s opinion is adequate, satisfactory and sufficient to protect against loss, penalty, interest or costs incurred by reason of the contest.

3.3           Renewal Term(s) Rentals. Lease rentals covering each renewal period shall be negotiated by the Parties and reduced to writing as an addendum or addenda to this Lease at least 120 days prior to the commencement of each renewal term. Renewal period rentals shall be paid by Lessee to Lessor in accordance with the procedure for payment and adjustments set forth in Section 3.1. In the event the Parties hereto cannot agree upon the amount of the renewal term lease rentals, then at least 120 days prior to the expiration of the then existing term, the Parties shall make a bona fide effort to agree upon the then fair market value of the Leased Premises, exclusive of the value of any improvements made by Lessee thereon. If the Parties are unable to agree upon said value, then at least 105 days prior to the expiration of such term the following procedure for determining rental shall be followed:

(a)           A Board of Appraisers shall be appointed consisting of 1 member appointed by each of the Parties and a third member appointed by the first two appointees.

(b)           The Board of Appraisers shall thereupon, at least 15 days prior to the expiration of such term, determine the then fair market value of the Leased Premises, exclusive of the value of any. improvements made by Lessee thereon, and the valuation fixed by the Board of Appraisers shall be conclusive and bind the Parties.

Based upon the fair market value of the Leased Premises, whether determined by agreement or by Board of Appraisers, Lessee agrees to pay Lessor as rent for the next succeeding term hereof an amount equal to 8% per annum of such fair market value during said term, payable in the same manner as the installments during the Primary Term of this Lease and subject to the provision for future adjustment set forth in Subsection 3.1(c). If the Board of Appraisers shall not have determined the fair market value of the Leased Premises at the time of the commencement of the succeeding renewal term, Lessee may nevertheless continue this Lease in effect by paying provisional lease rentals equal to the lease rentals required during the immediately preceding term until such time as the Board of Appraisers makes its determination. Upon such determination Lessee shall, in order to continue this Lease in effect for the renewal period, within 30 days after receipt of notice of the determination, pay to Lessor the amount by which the rental calculation pursuant to the determination of the Board of Appraisers exceeds the provisional rental paid by Lessee retroactive to the first day of the renewal term. To the extent to which the provisional lease rentals paid by Lessee to Lessor exceed the amount of the determination of the Board of Appraisers, Lessee shall be entitled to credit the overpayment to the rentals next due under the Lease. Costs and expenses incident to an appraisal pursuant to this Section shall be borne equally by the Parties.

ARTICLE IV. IMPROVEMENTS

4.1           Notice and Submission of Plans. Prior to the commencement of any construction at or upon the Leased Premises, Lessee shall first cause Lessor to be given written notice of the nature and extent of any specific improvements and/or improvement projects proposed to be undertaken. Lessee shall submit to Lessor for review and approval all of its architectural plans and drawings of proposed facilities and/or improvements, together with such additional specifications as Lessor may reasonably request. Lessee may not commence to construct any proposed improvements until it has secured Lessor’s written approval which shall not be unreasonably withheld or delayed. Lessor’s approval shall be based on compliance with Lessor’s Building and Development Regulations (except as otherwise provided in Section 1.3), the terms of this Lease, and all other applicable rules and regulations of Lessor in effect at the time construction is commenced.

4.2           Improvements. Except as may otherwise be specifically provided in this Lease, all improvements, including structures, electric power and light, water, telephone, sanitary facilities, interior roadways, railways, spur tracks, sidings, turnouts and accessory structures from and to the Leased Premises, including all chattels, goods, tools, equipment and personal property, will be constructed, erected, installed and/or maintained as between the Parties, at the sole expense and risk of Lessee. Within a period of 60 days following the date of Lease termination, Lessee, at its sole cost and expense, shall remove all of the improvements it has constructed, installed on or attached to the Leased Premises and the Leased Premises shall be reasonably restored by Lessee to their original condition. At the election of Lessor, any and all property of the Lessee not timely removed by Lessee from the Leased Premises shall become the property of Lessor. Certain improvements, including but not limited to roadways, roadway material, parking areas, railways, rail switches and/or turnouts, rail and track material, shell, slag, gravel or concrete used to stabilize the soil, pavement, and underground utilities shall remain in place and become the property of Lessor and may not be removed by Lessee.

4.3          Utilities and Services. Except as may otherwise be specifically provided in this Lease, Lessee shall at its sole cost and expense provide for servicing the Leased Premises and all improvements thereon with water, sewer, gas, electricity, telephone or other utility services as may be required for the use and operation of the Leased Premises. Lessee shall be responsible for all costs and charges in connection with its utility installation and service and shall pay the same promptly as the charges accrue to protect, fully indemnify and hold Lessor harmless from and against any and all liability for such costs or charges.

4.4          Easements. Lessor agrees to grant to Lessee, when required by Lessee, nonexclusive easements over, across and through Lessor’s unleased property which it has the right to grant and which are reasonably necessary for the operation of Lessee’s facilities on the Leased Premises or reasonably required by Lessee, including but not limited to, the following:

(a)           Access to railroad lines and spurs, if any, located within the Leased Premises, together with the right to place railroad track switches or turnouts necessary to accommodate Lessee’s use of railroad trackage constructed and used by Lessee at or upon the Leased Premises. All tracks, lines, spurs, switches and turnarounds to be utilized by Lessee shall be identified on Exhibit “A” to be considered a part of the Leased Premises covered by this Lease. Lessee hereby grants to Lessor an easement and right to use for switching and/or storage of railcars any trackage constructed by Lessee, provided that such use by Lessor shall not interfere with Lessee’s use of such trackage.

(b)           Connection of water and sanitary sewer facilities as approved by the City of Tulsa Public Works Department along designated routes as shown on the Master Plan of Development and/or other relevant documents of Lessor for the Tulsa Port of Catoosa.

(c)           Connection of telephone, electric and gas lines, as approved by the appropriate utility companies, to those installed at or upon the Leased Premises.

(d)           Connection of streets and/or roads for vehicular traffic to roads immediately adjacent or near the Leased Premises, subject to Lessor’s prior approval of any proposed curb cuts and roadway improvements for the Leased Premises.

(e)           Location, placement and maintenance of production and/or handling pipelines connecting the Leased Premises to wharves and/or barge mooring dolphins, as may be necessary for Lessee’s activities and/or operations, to the extent the same are permitted and approved by Lessor and upon payment or arrangements for payment to Lessor of appropriate fees therefor.

Lessor shall have no obligation to furnish any easement which would in the exercise of its sole discretion interfere with the orderly development and/or utilization of Lessor’s Industrial Park and/or Terminal Area, in whole or in part, nor shall any easement exceed the height, depth or width reasonably necessary to permit the reasonable operation of Lessee’s facilities on the Leased Premises. Any and all easements in which rights shall be granted hereunder shall be described on and made a part of Exhibit “A” to this Lease to be included within the Leased Premises and the privileges extended to Lessee under this Lease.

4.5           Access. Lessor covenants that so long as Lessee is not in default under any of the terms and conditions of this Lease, Lessee shall have and enjoy the right of ingress and egress in and to the Leased Premises with a nonexclusive right to use any railroad, road, roadway or areas used in common by Lessor and/or its other lessees by, about or adjacent to the Leased Premises; subject, however, to the following provisions:

(a)           This Lease does not grant any tenancy in railroad, road, roadway or common area by, about or adjacent to the Leased Premises.

(b)           Lessor shall have the right to relocate any railroad, road, roadways or common areas or any portion thereof so long as the relocation does not deprive Lessee of access to the Leased Premises for railroad, vehicular, barge and/or utility facilities as are contemplated herein to be constructed by Lessee. Lessor shall have no liability to Lessee for any damage or loss incurred by Lessee as a result of any relocation which is not occasioned by the destruction, removal or relocation of any of Lessee’s facilitates or improvements.

(c)           Lessee shall not use the railroad, roads, roadways or common areas, or any portions thereof, in any way which would interfere with the use of the same by Lessor or any of its lessees, operators, invitees or users.

4.6           Signs. Lessee shall be entitled to erect, install and maintain on the Leased Premises identification and advertising signs appropriate to its business. All Lessee’s signs at all times shall be subject to the prior written approval of Lessor’s Port Director as to location, size, shape, color and content.

4.7           Lien Claims. Lessee covenants to unconditionally indemnify Lessor and the City, as fee owner of the Leased Premises, from and against and save them harmless from any and all lien claims of any nature whatsoever arising out of or in any manner connected with the construction, installation, erection, maintenance, repair, occupancy, use and/or operation of any improvements, facilities and/or equipment erected by Lessee or any third persons on or about the Leased Premises. Lessee further agrees that it shall, in the event any liens are filed encumbering the Leased Premises, effect their removal and/or satisfaction. Lessee shall have the right, at its sole cost and expense and after having given Lessor prior written notice of its intent to do so, to contest by appropriate legal proceedings diligently conducted in good faith, the amount, validity or application, in whole or in part, of any lien(s), provided (i) such proceedings shall suspend the collection of the lien(s), (ii) neither the Leased Premises nor any rent therefrom, or any portion of either, would be in danger of attachment, forfeiture, loss or similar consequence, and (iii) that Lessee shall first furnish Lessor and the City with the security which in Lessor’s opinion is adequate, satisfactory and sufficient to protect Lessor and the City from any loss, penalty, interest, cost or injury incurred by reason of the contest. Except as otherwise provided hereinabove, at Lessor’s request Lessee shall furnish Lessor with written proof of payment of any item which would or might constitute the basis for a lien on the Leased Premises or upon its interest in this Lease if not paid.

4.8           Inspection and/or Repair of Premises. Lessor shall at all reasonable times be permitted and allowed to enter the. Leased Premises to inspect the condition of the Lease Premises and Lessee’s operations and/or improvements to determine compliance with the terms of this Lease, and further, Lessor shall be permitted to make repairs and/or engage in maintenance necessary in respect to any facilities as it may have installed upon or about the Leased Premises. If the obligation to make repairs and/or to engage in maintenance is Lessee’s hereunder and Lessor elects to undertake to perform the same, then Lessee shall reimburse Lessor for the cost of charges therefor upon receipt of invoices therefor.

ARTICLE V. OPERATIONS

5.1           Pollution Control. Lessee agrees that it shall not pollute the air, water or ground at or upon the Leased Premises and/or in the vicinity of its operations or activities, and/or at or upon other premises as it may by these covenants have the right to use or occupy, whether or not in connection with others, in violation of applicable governmental statute, rule or regulation and/or in violation of standards and/or requirements as Lessor may from time to time reasonably and uniformly adopt in pursuit of governmental regulations. In this connection, Lessee shall obtain and maintain current all required permits, local, state and federal, needed to construct facilities and/or conduct the operations or activities contemplated under this Lease.

5.2           Compliance with Laws and Regulations. Lessee’s exercise of rights and/or privileges extended hereunder shall at all times be in full compliance with all applicable laws, rules and regulations, including safety regulations, of the State of Oklahoma, the United States and other governmental authorities now or hereafter having jurisdiction and/or any of their duly empowered agencies and/or instrumentalities. Lessee further agrees to comply with all applicable rules and regulations of Lessor pertaining to the Leased Premises and the Tulsa Port of Catoosa now in existence and hereafter promulgated for the general safety and convenience of Lessor, its various tenants, invitees, licensees and the general public, provided such rules and regulations shall not materially conflict with the provisions of this Lease. A copy of all Lessee’s building permits, Corps of Engineers and Coast Guard permits, licenses and similar authorizing documents shall be provided by Lessee to Lessor as and when reasonably requested by Lessor.

5.3           Maintenance of Adjoining Grounds. As part of the consideration for this Lease, Lessee agrees to regularly perform all “grounds maintenance” of the area between the Leased Premises and the pavement of any road, bed of any railroad or centerline of any rights-of-way within the boundaries of and abutting the Leased Premises. “Grounds maintenance” will include keeping areas clean, mowed, orderly and free from debris and waste materials. Lessor retains full rights to utilize the areas concerned, including the right to grant easements for utilities, installation of signs, etc., and Lessee shall not be deemed as having any tenancy in these areas. Any activities by Lessor in exercising its rights in such areas shall not provide a basis for Lessee’s claim for reimbursement. Lessor shall have the right to withdraw all or part of Lessee’s responsibility under this Section 5.3, if Lessor so desires and so informs Lessee in writing. In any instance in which construction of roads or railroads has been commenced but not completed within or adjacent to the Leased Premises, Lessee shall be responsible for ground maintenance of the areas between the Leased Premises and existing road and railroad improvements as have been or are in the process of being constructed in the adjoining rights-of-way therefor. If no road or railroad improvements shall exist, Lessee shall maintain the areas from the Leased Premises to the centerline of future roads and railroads as are shown on the Tulsa Port of Catoosa Master Development Plan, and as may be reflected in Exhibit “A”. Notwithstanding the requirements of this Section, Lessee shall not be required to undertake ground maintenance with respect to any areas between the Leased Premises and any road or railroad improvements or rights-of-way therefor in excess of a 50-foot distance from the Leased Premises.

5.4           Indemnification. Lessee hereby releases and discharges Lessor and the City from and shall fully protect, indemnify and keep, hold and save Lessor and the City harmless from and against any and all costs, including, but not limited to, clean-up costs, charges, expenses, penalties, damages (including contamination) and consequences imposed for or arising from the violation of any law or regulations of the United States, the State of Oklahoma, any local authorities, or any of such entities’ agencies and instrumentalities (collectively “Governmental Authorities”), occasioned, in whole or in part, by any act or omission of Lessee or its representatives, assigns, agents, servants, employees, licensees, invitees, and any other person(s) occupying under Lessee (except to the extent that any such costs are attributable to the negligent or willful act or omission of Lessor or the City, or their agents, servants, employees, licensees or invitees). Lessee shall further protect, fully indemnify and save forever harmless Lessor and the City from and against any and all liability, cost, damage (including clean-up costs and contamination) and expense, incident to injury (including injury resulting in death) of third parties or damage to or destruction of their property incident to, arising out of or in any way connected with Lessee’s use and occupancy or rights of use and occupancy of the Leased Premises (whether by omission or commission and irrespective of exclusive or nonexclusive rights therein) including, but not limited to, the operation of Lessee’s business, the construction, erection, installation, existence, repair, maintenance, alteration and/or demolition of any improvements, facilities and/or equipment or the conduct of any other activities, and which would not have arisen but for the exercise or pursuit by Lessee of the rights and privileges accorded hereby or the failure on Lessee’s part in any respect to comply with the requirements hereof, except as a loss occasioned by the negligent or willful act or omission of Lessor or the City or their representatives, agents, servants or employees.

5.5           Use Prohibition and Duties (Environmental). Lessee covenants and agrees that it will not use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Leased Premises or transport to or from the Leased Property any Hazardous Materials, except in strict compliance with all applicable laws. “Hazardous Materials” shall mean (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. . 6901, et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. , 9601, et seq.) (“CERCLA”), as amended from time to time, and regulations promulgated thereunder; (iii) asbestos; (iv) polychlorinated biphenyls; (v) underground storage tanks, whether empty, filled or partially filled with any substance; (vi) any substance the presence of which on the Leased Premises is prohibited by any applicable governmental requirements and regulations; and (vii) any other substance which by any governmental requirements requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment or disposal. Lessee will keep and maintain the Leased Premises in compliance with, and shall not cause or permit the Leased Premises to be in violation of any governmental requirements and will not allow any other person or entity to do so. Lessee shall allow Lessor to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with violation of any governmental requirements and Lessee hereby agrees to pay any attorneys’ fees incurred by Lessor in connection therewith. Without Lessor’s prior written consent, which shall not be unreasonably withheld, Lessee shall not take any remedial action in response to the presence of any Hazardous Materials on, under, or about the Leased Premises, nor enter into any settlement, agreement, consent, decree or other compromise in respect to any claims regarding the presence of Hazardous Materials. Lessor’s consent may be withheld, without limitation, if Lessor, in its reasonable judgment, determines that remedial action, settlement, consent or compromise might impair the value of the Leased Premises; provided, however, that Lessor’s prior consent shall not be necessary in the event that the presence of Hazardous Materials in, on, under or about the Leased Premises either poses an immediate threat to the health, safety, or welfare of any individual or is of such a nature that an immediate remedial response is necessary, and it is not possible to obtain Lessor’s consent before taking such action. In such event Lessee shall notify Lessor as soon as practicable of any action so taken. Lessee agrees to (a) give notice to Lessor immediately upon its acquiring knowledge of the presence of any Hazardous Materials on the Leased Premises or of any hazardous substance contamination with a full description thereof, (b) promptly comply with any governmental requirement of removal, treatment or disposal of Hazardous Materials or hazardous substance contamination and provide Lessor with satisfactory evidence of compliance; and (c) provide Lessor, within 30 days after demand by Lessor, a bond, letter of credit or similar financial assurance evidencing to Lessor’s satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of Hazardous Materials or hazardous substance contamination and discharging any assessments which may be established on the Leased Premises as a result thereof.

5.6           Site Assessments. If Lessor shall have an objective reason to believe that there are Hazardous Materials or Hazardous Materials contamination, such reason being based upon a visible, apparent or documented condition of the Leased Premises or any contiguous Leased Premises, then Lessor (by its officers, employees and agents), at any reasonable time and from time to time, may first provide Lessee with notice of its concern and request that Lessee retain a qualified industrial hygienist approved by Lessor (the “Site Reviewers”) to perform a Phase I site assessment and a Phase II site assessment, as required or recommended in the Phase I report, (“Site Assessments”). If Lessee fails to deliver the requested Site Assessment to Lessor within a prompt, yet reasonable, period of time, then Lessor may contract for the services of Site Reviewers to perform Site Assessments. The Site Assessments on the Leased Premises will be reasonable in scope and based upon the suspected condition for the purpose of determining whether there exists on the Leased Premises any environmental condition which could reasonably be expected to result in any liability, cost or expense to the owner, occupier or operator of such Leased Premises arising under any state, federal or local law, rule or regulation relating to Hazardous Materials. The Site Assessments may be performed at any time(s), upon reasonable notice, and under reasonable conditions established by Lessee which do not impede the performance of the Site Assessments. Site Reviewers are authorized to enter upon the Leased Premises for such purposes. Site Reviewers are further authorized to perform both above and below the ground testing for environmental damage or the presence of Hazardous Materials on the Leased Premises and such other tests on the Leased Premises as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers. Lessee will supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. On request, the results of any Site Assessments shall be made fully available to Lessee and Lessor. The cost of performing Site Assessments shall be paid by Lessee, and if incurred by Lessor shall be paid by Lessee to Lessor upon its demand. This monetary obligation shall constitute additional rental due on demand made by Lessor.

5.7           Environmental Indemnification. Regardless of whether any Site Assessments are conducted hereunder, Lessee shall defend, indemnify and hold harmless Lessor and the City from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including without limitation attorneys’ fees and expenses, and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind. whatsoever which may now or in the future (whether before or after the termination of this Lease) be paid, incurred or suffered by or asserted against Lessor or the City by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from the Leased Premises of any Hazardous Materials or any Hazardous Materials contamination or arise out of or result from the environmental condition of the Leased Premises or the applicability of any governmental requirements relating to Hazardous Materials (including without limitation CERCLA or any federal, state or local so-called “Superfund” or “Superlien” laws, statute, law, ordinance, code, rule, regulation, order or decree). The representations, covenants, warranties and indemnifications contained in this Section shall survive the termination of this Lease.

5.8           Insurance. In pursuit, but not in derogation of or by way of substitution for Lessee’s obligations under Article V, Lessee shall at all times cause to be maintained at its sole cost and expense minimum insurance coverage and policies with the following prescribed terms:

(a)           Commercial General Liability Insurance with a combined single limit of $1,000,000 each occurrence and $2,000,000 annual aggregate, applicable to bodily injury and property damage, including pollution liability.

(b)           The Commercial General Liability Insurance shall be issued on an “occurrence” basis and shall include coverage for all operations of Lessee, including independent contractor’s coverage, blanket contractual liability and the policy will be endorsed to eliminate exclusion for work, construction or demolition within 50 feet of railroad trackage, broad form property damage, including completed operations, and, where applicable, property damage liability resulting from blasting or explosion, collapse or structural injury and/or subsurface operations. The policy shall not be modified to reduce the standard coverages provided under a Commercial General Liability policy form. The pollution liability endorsement may be on a “claims made” basis.

(c)           Lessor shall be designated as additional named insured under the policy required by Lessor.

(d)           As respects all insurance policies applicable to this Lease, Lessee shall, prior to the commencement of this Lease and upon the annual anniversaries, furnish to Lessor certificates of insurance evidencing the maintenance of all coverages required and the payment of premiums.

(e)           Lessor shall have the right to review Lessee’s insurance coverages, and/or to obtain upon request certified copies of the insurance policies, periodically, to insure full and adequate protection and to otherwise reasonably require additional and/or other forms of coverage, in accordance with current generally accepted coverages in the industry and/or within the Tulsa Metropolitan Area in respect to operations and/or activities similar to those of Lessee, whether similar in whole or in part. The cost of additional coverage and/or forms of coverage shall be borne by Lessee.

(f)           All policies of insurance shall require that Lessor and Lessee be given 30 days’ prior written notice of any modification, termination and/or cancellation of coverages.

(g)           All insurance policies shall be issued by an insurance company rated A (Excellent) or better and be included in financial size category VII, or better, in Best’s Insurance Guide, and be otherwise reasonably satisfactory to Lessor with respect to form and content. If Lessee refuses or neglects to secure and maintain insurance policies complying with the provisions of this Section, Lessor may, but shall not be required to, secure and maintain insurance policies, and Lessee shall reimburse Lessor for the cost thereof as additional rent, upon demand.

(h)           Lessee shall not use the Leased Premises in any manner which would increase the existing rates of insurance premiums paid by Lessor with respect to its operations and activities at the Tulsa Port of Catoosa and/or in the vicinity of the Leased Premises. If it nevertheless does so, then, at the option of the Lessor, the full amount of any resulting increase in premiums, to the extent allocable to the remaining rent for the year in which the increase is recognized, may be added to the amount of rentals specified herein and shall be paid by Lessee to Lessor commencing upon the monthly rental day next thereafter occurring.

ARTICLE VI. TERMINATION

6.1           Termination. Upon the termination of this Lease, however termination may be brought about, whether by expiration of the term hereof, or otherwise, Lessee shall quit and surrender the Leased Premises to Lessor in good condition, excepting only natural wear and tear from a reasonable use thereof and destruction of the Leased Premises by covered peril and subject to the provisions of Section 4.2.

6.2           Events of Default: The following shall be “events of default” under this Lease, and the terms “events of default” or “default” shall mean whenever they are used in this Lease, any one or more of the following events:

(a)           Failure or refusal of Lessee to pay or cause to be paid any lease rental, charges and/or assessments hereunder or any installment thereof when due and the continuance of such failure for a period of 10 days;

(b)           Failure by Lessee to perform any agreement, covenant, condition, obligation and/or undertaking herein contained and/or to observe or comply with any of the terms, provisions and conditions of this Lease;

(c)           In the event Lessee, before the expiration of this Lease, without the written consent of Lessor, vacates the Leased Premises or abandons possession of all or any portion thereof, or uses the same for purposes other than the purposes for which the Leased Premises are let hereunder, or ceases to use the Leased Premises for the purposes herein specified;

(d)           Issuance of execution against Lessee’s interest in this Lease or any legal process which by operation of law would cause Lessee’s interest in this Lease to pass to any person other than Lessee or its successor assignee pursuant to Section 2.3; and/or

(e)           Insolvency, assignment for the benefit of creditors, adjudication as a bankrupt or the appointment of a receiver for substantially all of the Lessee’s property and/or Lessee’s interest in this Lease.

6.3           Cancellation. Save and except for defaults occurring under Subsections 6.2 (a), (d) and (e), in which cases no notice of default shall be required of Lessor, if any default shall occur and continue unremedied or uncorrected for a period of 60 days after Lessor shall have given Lessee notice in writing specifying the default, then at the written option of Lessor this Lease and all Lessee’s interests and rights hereunder shall immediately cease and terminate. In the case of a default occurring under Section 6.2(b) which does not endanger or impair or threaten to endanger or impair Lessor or any of its lessees or operators or any of their facilities or operations and which is. remediable but will reasonably require in excess of 60 days to remedy, if Lessee shall, upon receipt of notice of default from Lessor, have notified Lessor of the probability of such delay and thereupon undertaken to remedy with due diligence and reasonable dispatch, then termination shall be stayed so long as, and only so long as, Lessee in good faith continues its best efforts to remedy with due diligence and reasonable dispatch.

6.4           Right of Re-entry. Upon the termination of this Lease, however such termination is brought about, whether by Lessor’s election to terminate under any one or more of the foregoing provisions, or otherwise, Lessor may immediately, or at any time thereafter, re-enter the Leased Premises without notice or demand and remove all persons and things therefrom with or without legal process and without prejudice to any of Lessor’s other legal rights, using such force as may be necessary or proper for the purpose. Any and all claims for damages by reason of Lessor’s re-entry or the form or manner of re-entry or the taking possession of the Leased Premises are hereby waived as also are all claims for damage by reason of any proceedings in the nature of execution, attachment, sequestration, forcible detainer or other legal action which Lessor may employ to recover possession of the Leased Premises or rentals and charges due. If upon Lessor’s re-entry there remains any personal property of Lessee or any person holding under or through it pursuant to Section 2.3, other than property as either or both shall hold as actual or constructive bailee(s), Lessor may take possession of the property and sell it at public or private sale without notice to Lessee, and this right to take and sell shall be a prior lien and claim against the property, subject, however, to any prior duly perfected third party encumbrance thereof Subject to any legal and priority encumbrances, Lessor may, without obligation to do so take possession of the property and hold it for the owners thereof or may place the same in a public garage or warehouse, all at the expense and risk of the owners thereof Lessee shall reimburse Lessor for any expenses it incurs in connection with removal and storage of property upon Lessor’s presentment of invoices therefor. If Lessor elects to take possession of the property and sell it, the proceeds of sale shall be applied first to the costs of the sale, second to the payment of the charges for storage, if any, and third to the payment of any other amounts which may then be due from Lessee to Lessor, with the balance, if any, to be paid to Lessee. Notwithstanding any re-entry upon default by Lessee or a termination of this Lease occasioned by reason thereof, the lease rentals due hereunder for the remainder of the then current lease term and such other charges and/or obligations, if any as may be otherwise payable under this Lease, shall be and become immediately due and payable and the liability of Lessee for the full amount provided herein shall not be extinguished for the balance of the term of this Lease. Lessee shall make good to Lessor any deficiency arising from a reletting of the Leased Premises at a lesser rental than that hereinbefore agreed upon. Lessee shall pay the rental deficiency each month as the amount thereof is ascertained by Lessor, upon the presentment of invoices therefor.

6.5           Holding Over. If Lessee shall, with the consent of the Lessor, hold over after the expiration or sooner termination of the term of this Lease, the resulting tenancy shall, unless otherwise mutually agreed, be for an indefinite period of time on a month-to-month basis. During any month-to-month tenancy, Lessee shall pay to Lessor the same rate of rental as set forth herein, unless a different rate shall be agreed upon, and Lessee shall be bound by all of the provisions of this Lease insofar as they may be pertinent.

6.6           Waiver of Breach or Default Cumulative Remedies. Waiver by either of the Parties of any breach or default of this Lease shall not be deemed a waiver of similar or other breaches or defaults, nor shall the failure of either of the Parties to take any action by reason of any such breach or default deprive that party of the right to take action at any time while the breach or default continues. The rights and remedies created by this Lease shall be cumulative and nonexclusive of those to which the Parties may be entitled at law and equity. The right to exercise all remedies is hereby reserved. The use and availability of one remedy shall not be taken to exclude or waive the right to use of another. In order to entitle either of the Parties to exercise any remedy reserved to it in this Lease it shall not be necessary to give any notice, other than notice expressly required.

ARTICLE VII. MISCELLANEOUS

7.1           Examination of Lessee’s Records. Lessor shall at all reasonable times be permitted to examine and/or audit and, to the extent necessary, duplicate Lessee’s books and records maintained with respect to its operations and activities hereunder and/or maintained in compliance with the terms and conditions of this Lease. In the event books and records are maintained at other than Lessee’s local office identified above, Lessee, upon the receipt of written notice by Lessor specifying the nature and extent of its intended inquiry and/or examination, agrees to immediately furnish Lessor with full, true and accurate copies of all its books and records as may be appropriate thereto.

7.2           Lessor’s Leasehold Interest. It is mutually understood and agreed by the Parties that: (i) Lessor has only a leasehold interest in the property covered by this Lease which has been granted to Lessor by the City, (ii) this instrument is a sublease and the Parties are sublessees and sublessors as the case may be, (iii) this Lease is subject to the terms and conditions of a lease from the City to Lessor, and (iv):

(a)           Lessor is authorized to enter into this Lease for the primary and renewal terms provided herein, pursuant to the terms of its lease with the City.

(b)           The lease between the City and Lessor dated June 22, 1971, has been modified subsequent to the date of its original execution.

(c)           This Lease is generally in accordance with the Master Plan of Development of the Port Authority, as amended, and as required in Article III of Lessor’s lease with the City.

7.3           RESERVED

7.4           Quiet Enjoyment. Lessor covenants that during the entire Lease Term and for so long as Lessee (i) shall make timely payment of rentals due hereunder and (ii) shall perform all covenants on its part to be performed, Lessee shall and may peaceably and quietly have, hold and enjoy the Leased Premises.

7.5           Notices. All notices under this Lease must be sent by United States mail, postage prepaid, addressed as follows, except that either Party may by written notice given as aforesaid change its address for subsequent notices to be given hereunder;

(a)           Lessor:

THE CITY OF TULSA-ROGERS COUNTY PORT AUTHORITY
5350 Cimarron Road
Catoosa, Oklahoma 74015

(b)           Lessee:

PORT PARTNERSHP
c/o David James
P.O. Box 14049
Tulsa, Oklahoma 74159

provided, however, that payments made by Lessee may be sent first class mail, postage prepaid, to Lessor at the address above given or paid in such other manner as Lessor may designate. Any and all notices given by either of the Parties hereto shall be deemed effective upon their receipt by the primary addressee, as set forth hereinabove.

7.6           Nondiscrimination. Lessee agrees that it shall not, with respect to its operations conducted on the Leased Premises, discriminate against any employee or applicant for employment because of race, color, religion, sex, age, national origin or handicap. Lessee shall take affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to race, color, religion, sex, age, national origin or handicap. Such action shall include, but not be limited to, the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.

7.7           Navigability. The United States Corps of Engineers endeavors to maintain the water level in the Tulsa Port of Catoosa channel at 532 feet above mean sea level. Lessor assumes no responsibility for any increase or decrease in the water level caused by the raising or lowering of the water level in the Verdigris River, the backwater provided by said river in the channel, the erosion of water channel banks or sediment.

7.8           Substitution of Performance. If Lessee shall fail to do anything required to be done by it under the term(s) of this Lease, except to pay rent and other charges, Lessor may, after 30 days, written notice to Lessee, at Lessor’s sole option, do such act or thing on behalf of Lessee, and upon notification of the cost thereof to Lessor, Lessee shall promptly pay to Lessor the amount of that cost.

7.9           Exhibits and Attachments. All exhibits, attachments, riders and addenda referred to in this Lease, together with the exhibits listed hereinbelow, are incorporated into this Lease and made a part hereof by this reference for all intents and purposes.

Exhibit “A”:                                Leased Premises
Exhibit “B”:                                Building and Development Regulations
Exhibit “C”:                                Other Charges
Exhibit “D”:                                Consent to Subleases

7.10           Authority. Each of the Parties to this Lease represents to the other that it has taken all action necessary to authorize the execution, delivery and performance of this Lease and that it has executed and delivered all other documents as required herein and that its representative who has signed this Lease has all requisite power and authority to enter into this Lease and bind the party on whose behalf execution is provided. Each of the Parties to this Lease represents and warrants to the other that this Lease is the legal, valid and binding obligation of that Party, enforceable in accordance with its terms and performance of said Party does not require the consent of or approval of any other person, agency or court, and will not conflict with, result in the breach of any term of, or constitute a default under any material agreement or instrument to which that Party is party, or to which that Party is subject.

7.11           Entire Agreement. This Lease embodies the entire agreement between the Parties with respect to the leasing and use of the Leased Premises. There are no representations, terms, conditions, covenants or agreements between the Parties relating thereto which are not mentioned or contained herein. This Lease shall completely and fully supersede all other prior agreements, both written and oral, between the Parties pertaining to the Leased Premises including but not limited to the agreement dated August 1, 1983, as amended August 1, 2000. No party to any such prior agreement hereafter will have any rights thereunder, and shall look solely to this Lease for definition and determination of its rights, liabilities or responsibilities or relating to the matters set forth herein.

7.12           Captions. The article and section headings and captions contained herein are included for convenience only and shall not be considered a part hereof or affect in any manner of the construction or interpretation of this Lease.

7.13           Severability. The Parties agree that if it should ever be held by a court of competent jurisdiction that any one or more sections, clauses or provisions of this Lease are invalid or ineffective for any reason, any such section, clause or provision shall be deemed separate from the remainder of this Lease and shall not affect the validity and enforceability of such remainder.

7.14           Successors and Assigns. The covenants, terms, conditions and obligations set forth and contained in this Lease shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and assigns.

7.15           Governing Law. The Parties understand and agree this Lease, its terms and conditions, and any interpretation thereof shall be governed by the laws of the State of Oklahoma.

7.16           Counterparts. This Lease may be executed in two or more counterparts, each of which when so executed shall be deemed an original, and which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Lease has been executed in multiple counterparts, each of which, for all purposes, shall be deemed an original and all of which shall evidence one agreement between the Parties.

LESSOR:

THE CITY OF TULSA-ROGERS COUNTY
PORT AUTHORITY, a State Agency

[SEAL]	By:
(Vice)Chairman
ATTEST:	APPROVED:

(Assistant) Secretary	By:
Port Authority

LESSEE:

PORT PARTNERSHIP, L.L.P.
an Oklahoma limited liability partnership

[SEAL]	By:
Managing Partner
ATTEST:

(Assistant) Secretary

This Lease Agreement is approved and consented to as of April 4, 2005

CITY:

CITY OF TULSA, OKLAHOMA,
a Municipal Corporation

[SEAL]	By:
Mayor

ATTEST:	APPROVED:

By:
City Clerk	City Attorney

STATE OF OKLAHOMA )
)
COUNTY OF ROGERS )

The foregoing instrument was acknowledged before me on March 17, 2005, by James B. Goodwin, Chairman of The City of Tulsa-Rogers County Port Authority, a State agency, on behalf of said agency.

Notary Public

STATE OF OKLAHOMA )
)
COUNTY OF TULSA )

The foregoing instrument was acknowledged before me on March 15, 2005, by Raymond A. Miller, Jr., Managing Partner of Port Partnership, a Oklahoma LLP, on behalf of said Partnership.

Notary Public

My commission expires: 04/02/2006
My commission number: 02004213

STATE OF OKLAHOMA )
)
COUNTY OF TULSA )

The foregoing instrument was acknowledged before me on April 4, 2005, by Bill LaFortune, Mayor of the City of Tulsa, a municipal corporation, on behalf of said corporation.

Notary Public

My commission expires: 7-12-2008